Exhibit 99.1

ZOLL Medical Corporation Announces First Quarter Results

~ Record First Quarter Revenue and Earnings ~

CHELMSFORD, Mass.--(BUSINESS WIRE)--January 27, 2011--ZOLL Medical Corporation (Nasdaq GS: ZOLL), a manufacturer of resuscitation devices and related software solutions, today announced that revenues for the first quarter of fiscal 2011 increased 8% to $113.2 million, compared to revenues in the first quarter of last year of $105.2 million. As previously disclosed, the first quarter of fiscal 2010 contained an extra week, contributing both incremental revenue and expenses of approximately $2 million. Net income increased 69% to $3.9 million for the quarter, compared to $2.3 million in the prior year. Diluted earnings per share were $0.18, compared to $0.11 in the prior year. Backlog at the end of the first quarter was approximately $13 million, as compared to approximately $14 million at the end of fiscal 2010 and to $17 million at the end of Q1 2010.

We have revised the presentation of our customer classes and have now segregated the LifeVest® revenues into a new LifeVest customer class. These revenues were historically presented in the North American pre-hospital and International customer classes. Additionally, we removed the North American-Other customer class, which consisted of defibrillator electrodes, and assigned these revenues to their respective North American hospital or North American pre-hospital customer class.

Sales to the North American hospital market increased 2% to $30.6 million, compared to $30.0 million for the same period last year. North American hospital revenues included U.S. Military/Big Government sales of $8.6 million in the first quarter of fiscal 2011, compared to $6.5 million for the same period in the prior year. Excluding this military business, core North American hospital sales decreased 6%. Sales to the North American pre-hospital market decreased 10% to $27.4 million, compared to $30.6 million in the prior year. International revenues increased by 10% to $32.8 million, compared to $29.8 million last year. LifeVest revenues increased 50% to $22.3 million.

From a product perspective, total AutoPulse® sales increased 25% to $4.8 million, compared to $3.9 million in the first quarter of last year. The AutoPulse is marketed and sold to hospitals and EMS agencies worldwide and, therefore, AutoPulse sales are included in our North American Hospital, North American pre-hospital and International customer classes noted above.

Total Temperature Management sales increased 28% to $5.9 million, compared to $4.6 million in the same period last year. The Temperature Management products are marketed and sold to hospitals both domestically and internationally and are, therefore, included in the North American hospital and International customer classes.

Gross margin for the first quarter was 54%, compared to 53% in the first quarter of fiscal 2010. The increase primarily reflected improved pricing in the North American core defibrillator business and an increased mix of LifeVest revenue.

The tax rate for the quarter of approximately 31% was lower than expected, reflecting discrete credit for retroactive passage of the R&D tax credit. We expect our tax rate for the full year to approximate 35%.

Richard A. Packer, Chief Executive Officer of ZOLL, commented, “Overall, the markets for our products behaved much like we anticipated. In the core hospital business, although shipments were down modestly, our orders were up in line with our expectations. This disparity reflects the timing of shipments from our backlog, so we remain confident we will grow in the North American hospital market this year. Conversely, our North American pre-hospital business results have experienced softness as we anticipated, and we see this continuing throughout the year.”

Mr. Packer noted, “Our LifeVest revenue continues to perform well. Adjusting for the extra week in the prior year, LifeVest revenues increased in line with our 60% goal. Temperature Management also experienced solid growth as we gain traction with our transition to a direct sales force in Germany. Lastly, AutoPulse sales continued to improve with strong results from our International team.”

Mr. Packer concluded, “We were pleased with our overall results for the quarter, and did a little better at the bottom line with the benefit of the R&D tax credit. Moving through the year, we expect to continue to increase our overall level of profitability as we gain leverage. We believe we are on track for the year and our outlook for 2011 is unchanged.”

ZOLL will host a conference call on Thursday, January 27, 2011 at 5:00 p.m. EST to discuss its first quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and related software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies which help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a Forbes 100 Most Trustworthy Company for the past three years, ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe. For more information, visit www.zoll.com.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-K filed with the SEC on December 17, 2010. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2011 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 2, 2011	October 3, 2010
ASSETS
Current assets:
Cash and cash equivalents	$69,379	$59,058
Short-term investments	1,665	3,203
Accounts receivable, net	95,860	99,543
Inventory	70,705	69,958
Prepaid expenses and other current assets	25,357	24,649
Total current assets	262,966	256,411
Property and equipment, net	54,303	49,923
Other assets, net	123,531	124,436
	$440,800	$430,770
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current and other liabilities:
Accounts payable	$25,261	$22,801
Accrued expenses and other liabilities	94,886	94,391
Total liabilities	120,147	117,192
Total stockholders’ equity	320,653	313,578
	$440,800	$430,770

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended

	January 2, 2011	January 3, 2010
Net sales	$ 113,162	$ 105,212
Cost of goods sold	51,812	49,041
Gross profit	61,350	56,171
Expenses:
Selling and marketing	34,782	31,611
General and administrative	10,372	9,511
Research and development	10,838	11,363
Total expenses	55,992	52,485
Income from operations	5,358	3,686
Other income (expense)	264	(22)
Income before taxes	5,622	3,664
Tax expense	1,719	1,354
Net income	$ 3,903	$ 2,310
Earnings per share:
Basic	$ 0.18	$ 0.11
Diluted	$ 0.18	$ 0.11
Weighted average common shares:
Basic	21,585	21,215
Diluted	22,180	21,503

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer